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                                                                    EXHIBIT 2.1




      AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS, DATED APRIL 20, 2000



                               AGREEMENT FOR THE
                          PURCHASE AND SALE OF ASSETS

                                 BY AND BETWEEN
                            EMERGE INTERACTIVE, INC.
                                      AND
                          EASTERN LIVESTOCK CO., INC.
                                THOMAS P. GIBSON
                                 JOHN S. GIBSON


                                     DATED
                                 APRIL 20, 2000

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                               AGREEMENT FOR THE
                          PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (the "Agreement") is made and entered into this 20th day of April, 2000 (the "Contract Date"), by and between: (I) EMERGE INTERACTIVE, INC., a Delaware corporation, referred to herein as the "Purchaser;" (II) EASTERN LIVESTOCK CO., INC., a Kentucky corporation, referred to herein as the "Seller;" (III) THOMAS P. GIBSON ("Gibson"); (IV) JOHN S. GIBSON ("Brother"), with Gibson and Brother referred to herein individually as a "Shareholder" and jointly as the "Shareholders." The Purchaser, the Shareholders and the Seller, or any combination thereof, as the context may require, are referred to collectively herein as the "Parties."

                                   BACKGROUND

         A. Headquartered in Louisville, Kentucky, Seller is engaged in the business of buying cattle for immediate resale and in the business of buying cattle to place on pasture or feed (hereinafter collectively referred to as the "Cattle Business").

         B. The Cattle Business has two separate but interrelated components: the "Rollover Business" and the "Long-Term Business." The "Rollover Business" includes the buying of cattle for immediate resale (and/or on a short-term basis). The Rollover Business generates profits based on the difference between the purchase price and the selling price of the cattle, and generates profits by the buying or selling of cattle for others on a commission or other basis. The Rollover Business includes, without limitation, the activities known in the livestock industry as dealing, brokering and trading. The "Long-Term Business" includes the purchasing of cattle to be owned on a long term basis. The Long-Term Business generates profits based on the increase in value of cattle because of weight gain during the time of ownership, in addition to the difference between the purchase price and the selling price. The Long-Term Business also generates profits as a result of the fees earned in connection with certain profit sharing arrangements with third-party caretakers, known as its Pasture Contracts program. The Seller's Financial Statements segregate and compile the financial results of certain of its business activities as being attributable to the Long-Term Business, and the definition of the Rollover Business contained herein incorporates any and all such activities not attributable to such.

         C. Seller is the record and beneficial owner of certain assets used by it in the Rollover Business (the "Purchased Assets," as more particularly described herein); and

         D. This Agreement contemplates a transaction in which the Purchaser will purchase all of the Purchased Assets of the Seller in return for cash and securities, as described more particularly hereinbelow.



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         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree as follows:

                                   AGREEMENT

                            ARTICLE 1 - DEFINITIONS

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Assignment and Assumption Agreement" shall mean that certain Assignment and Assumption Agreement with respect to contracts and leases to be assumed by Purchaser in substantially the form attached hereto as Exhibit A.

         "Assumed Liabilities" means only those liabilities set forth in
Section 2(b) of the Disclosure Schedule, and then, only to the extent stated therein.

         "Bill of Sale" shall mean that certain Bill of Sale with respect to the transfer and sale of the Purchased Assets, in substantially the form attached hereto as Exhibit B.

         "Cattle Business" has the meaning set forth in Paragraph A above of the "Background" Section of this Agreement.

         "Cattle Purchase Contract Agreement" shall mean that certain Cattle Purchase Contract Agreement between Purchaser and Seller in substantially the form attached hereto as Exhibit J.

         "Closing" shall be defined as the closing of the transactions contemplated pursuant to this Agreement.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Confidential Information" has the meaning set forth in Section 6(a)(ii) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract Date" has the meaning set forth in the preface above.

         "Disclosure Schedule" shall have the meaning set forth in Article 3 hereof.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an



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Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

         "Employment Agreements" shall mean each of those certain Employment Agreements between the Purchaser (or the Purchaser's Affiliate) and the Shareholders, in substantially the form attached hereto as Exhibit F.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity that is treated as a single employer with Seller for purposes of Code ss. 414.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names (whether or not registered, and including, without limitation, the name "Eastern Livestock Co."), together with all translations, adaptations, derivations, and combinations



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thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including, without limitation, the Systems and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after limited investigation.

         "License Agreement" shall mean that certain license agreement between the Purchaser and the Seller whereby the Seller has the exclusive right, on a royalty-free basis and for a period of twenty (20) years, to use and sublicense the name: "Eastern Livestock Co." and any derivatives thereof as may be used by the Seller in the conduct of the Long-Term Business (with any uses of such name in any manner outside the use as such name was customarily being used in connection with the Long-Term Business immediately prior to the Closing to be subject to the prior written approval of the Purchaser).

         "Long-Term Business" has the meaning set forth in Paragraph B above of the "Background" Section of this Agreement.

         "Multiemployer Plan" has the meaning set forth in ERISA ss. 3(37).

         "Office Sharing Agreement" shall mean that certain Office Sharing Agreement in substantially the form attached hereto as Exhibit I.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchased Assets" means all right, title, and interest in and to the assets of the Seller described in Section 2(a) of the Disclosure Schedule, which assets shall include, without limitation, the Rollover Business, the Systems, any furniture and/or equipment related to either the Rollover Business and/or the Systems, and also, any presence on the World Wide Web portion of the Internet maintained by or on behalf of the Seller in connection with the Rollover Business and any e-mail



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address used by the Seller in connection with the Cattle Rollover Business. The
Purchased Assets do not include the cattle inventory or the accounts receivable of the Rollover Business.

         "Purchase Price" shall have the meaning set forth in Section 2(b) hereof.

         "Restricted Stock Agreement shall mean that certain Registration Rights and Restricted Stock Agreement between the Purchaser, the Seller and Gibson in substantially the form attached hereto as Exhibit H.

         "Rollover Business" has the meaning set forth in Paragraph B above of the "Background" Section of this Agreement.

         "Sale Shares" shall have the meaning set forth in Section 2(b)(ii) below.

         "Sales Tax" means an federal, state, local, or foreign sales tax, including any interest, penalty, or addition thereto whether disputed or not.

         "Sales Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Sales Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Share" shall mean one (1) fully paid unregistered share of the Purchaser's common stock, par value $.008 per share.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Supply and Support Agreement" means that certain supply and support agreement, in substantially the form attached hereto as Exhibit C.

         "Systems" means any and all tangible and intangible systems used by the Seller in connection with the conduct or operation of the Rollover Business, whether they relate to accounting, bookkeeping or other financial matters, or the development, maintenance, monitoring, or retention of suppliers or customers, together with all furniture, equipment (including, without limitation, all computer equipment), and software related to or supporting any such system.



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                         ARTICLE 2 - BASIC TRANSACTION

         (a) Purchase and Sale of Assets. Subject to and on the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to the Purchaser, all of the Purchased Assets, free and clear of all liens, claims, options, charges, security interests and encumbrances of any nature, for the Purchase Price.

         (b) Purchase Price. On and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller and the Shareholders contained in this Agreement, the "Purchase Price" to be payable by the Purchaser to the Seller hereunder shall equal Thirty-Six Million Dollars ($36,000,000), with such amount to be paid in a combination of cash and securities in accordance with and pursuant to the following:

                  (i) At the Closing, the Purchaser shall pay to the Seller Seventeen Million Dollars ($17,000,000) by wire transfer or delivery of other immediately available funds to the account of the Seller as designated by the Seller in writing and delivered to the Purchaser concurrent herewith.

                  (ii) At the Closing, the Purchaser shall transfer, convey, and deliver to the Seller one or more certificates representing that number of Shares having an aggregate value equal to Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (the "Sale Shares"). This value shall be determined based upon the average of the per Share closing price of the Purchaser's publicly traded Shares, as reported in the Wall Street Journal for the five (5) business days immediately preceding the Contract Date. The Sale Shares shall be issued under, pursuant, and subject to the terms and conditions of the Restricted Stock Agreement.

                  (iii) The balance of the Purchase Price of Four Million Five Hundred Thousand Dollars ($4,500,000), shall be paid by the Purchaser by wire transfer or delivery of other immediately available funds to the account of the Seller as designated by the Seller in writing and delivered to the Purchaser on or before the payment date, upon the earlier to occur of (A) the irrevocable listing for sale on the Purchaser's online cattle marketplace by the Seller and the Seller Affiliates of at least thirty-five percent (35%) of the Seller and the Seller Affiliates' combined, total cattle inventory listed or otherwise available for sale (on a cumulative basis) during any rolling ninety (90) day period commencing on or after the Closing Date, or (B) the date that is one (1) year after the Closing Date.

                  (iv) In addition, Purchaser shall assume the liabilities listed on the Disclosure Schedule attached hereto, according to the terms of the Assignment and Assumption Agreement.

         (c) Closing. On and subject to the provisions and conditions of this Agreement, the Closing will take place at the offices of Middleton & Reutlinger, 2500 Brown & Williamson Tower, Louisville, Kentucky 40202, on or before May 1, 2000, or on such other date as the Parties to this Agreement agree in writing.



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         (d)      Deliveries at the Closing.

                  (i) At the Closing, the Seller and the Shareholders will, as appropriate, execute, acknowledge and/or deliver to the Purchaser:

                           (A)      the Assignment and Assumption Agreement;

                           (B)      the Bill of Sale;

                           (C)      the Supply and Support Agreement;

                           (D)      the Restricted Stock Agreement;

                           (E)      the Employment Agreements;

                           (F)      the Office Sharing Agreement;

                           (G)      the Cattle Purchase Contract Agreement;

                           (H)      Legal Opinion; and

                           (I) such other instruments of sale, transfer, conveyance, and assignment as the Purchaser and its counsel may reasonably request.

                  (ii) At the Closing, the Purchaser will, as appropriate, execute, acknowledge and/or deliver to the Seller:

                           (A)      the Assignment and Assumption Agreement;

                           (B)      the Supply and Support Agreement;

                           (C)      the Restricted Stock Agreement;

                           (D)      the Employment Agreements;

                           (E)      the Office Sharing Agreement;

                           (F)      the Cattle Purchase Contract Agreement;

                           (G)      Legal Opinion; and

                           (H) the portion of the Purchase Price properly due, payable and/or issuable at the Closing.



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         (e)      Allocation. The Parties agree to allocate the Purchase Price
(and all other capitalized costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule set forth in Section 2(e) of the Disclosure Schedule attached hereto.

     ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

         The Seller and Gibson, jointly and severally, and Brother, severally, warrant and represent that each of the statements set forth in this Article 3 is true and correct, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 3. The Purchaser's obligation to close under this Agreement is conditioned and contingent upon the representations and warranties contained in this Article 3 being true, and correct as of the Closing Date.

         (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is duly qualified to do business in the Commonwealth of Kentucky and has full power and authority to carry on and conduct the Rollover Business and to own, use, possess and sell the Purchased Assets.

         (b) Authorization and Effect of Transaction. The Seller has the full power and authority (including full corporate power and authority) to execute, deliver and fully perform its obligations under this Agreement. Without limiting the generality of the foregoing, the execution and delivery of this Agreement to the Purchaser and the carrying out of the provisions hereof, have been duly authorized by all necessary action of the Seller, and this Agreement constitutes a valid and binding obligation of Seller and of each of the Shareholders enforceable against each of them in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and similar laws of general application relating to, or affecting, creditors' rights and to general equitable principles. Each individual Shareholder has the legal capacity and capability to execute, deliver and fully perform his obligations under this Agreement, likewise subject to applicable bankruptcy, insolvency and similar laws of general application relating to, or affecting, creditors' rights and to general equitable principles.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2, above) will: (i) to the Knowledge of Seller, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) violate any provision of the charter or bylaws of the Seller, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, loan, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is



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subject (or result in the imposition of any Security Interest upon any of its assets). To the Knowledge of Seller, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2, above).

         (d) Broker's Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Purchased Assets. The Seller has good and marketable title to each of the Purchased Assets, free and clear of any Security Interest or restriction on transfer. All of the tangible Purchased Assets are in good working order and condition, ordinary wear and tear excepted. All of the Purchased Assets are being used in conformity in all respects to all applicable building, zoning, fire, health and other laws, ordinances or regulations and no notice of any violation with respect thereto has been received by the Seller.

         (f)      Subsidiaries. The Seller does not have any Subsidiaries.

         (g) Financial Statements and Financial Condition. Attached hereto as Exhibit D-1 are the following financial statements (collectively the "Seller Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Audited Financial Statements") as of and for the fiscal years ended September 30, 1997, 1998 and, 1999 (the "Most Recent Seller Fiscal Year End") for the Seller; and (ii) unaudited consolidated balance sheet and statement of income, and cash flow (the "Most Recent Seller Financial Statements") as of and for the two months ended February 29, 2000 (the "Most Recent Seller Fiscal Month End") for the Seller. The Seller Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, and are consistent with the books and records of the Seller; provided, however, that the Most Recent Seller Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Each representation and warranty made by the Seller to its auditors in connection with the preparation and issuance of the Audited Financial Statements, as contained in the Seller's Management Representation letter issued by the Seller to such auditors (a copy of which is attached hereto as Exhibit D-2), are hereby made and given by the Seller and the Shareholders to the Purchaser in connection with the Purchaser's reliance upon the information contained in the Audited Financial Statements.

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Seller Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Seller.



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         (i)      Undisclosed Liabilities. To the Knowledge of Seller, it has
no liabilities or obligations whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any such liability or obligation, except for (i) liabilities set forth on the Most Recent Seller Balance Sheet, (ii) liabilities that have arisen after the Most Recent Seller Fiscal Month End in the Ordinary Course of Business (iii) routine liabilities, (iv) liabilities covered by insurance, and
(v) liabilities set forth on the Disclosure Schedule.

         (j) Legal Compliance. To the Knowledge of Seller, it has complied with all applicable laws (including, without limitation, all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply.

         (k)      Tax Matters.

                  (i) There are no material Security Interests on any of the Purchased Assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Income or Sales Tax.

                  (ii) There is no dispute or claim concerning any Income Tax or Sales Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders of the Seller has Knowledge based upon personal contact with any agent of such authority.

                  (iii) Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns and Sales Tax Returns filed with respect to the Seller for all taxable periods ended on or after December 31, 1997, indicates those Income Tax Returns and Sales Tax Returns that have been audited, and indicates those Income Tax Returns and Sales Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since January 1, 1997. The Seller has not waived any statute of limitations in respect of Income Taxes or Sales Taxes or agreed to any extension of time with respect to an Income Tax or Sales Tax assessment or deficiency.

         (l) Systems. The Seller owns all right, title and interest in, to and under the Systems, and at the Closing shall transfer, assign and convey the right to use the System to the Purchaser. No person or entity other than the Seller owns any proprietary interest or license in, to, under or with respect to the Systems, other than as set forth on the Disclosure Schedule.



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         (m)      Intellectual Property.

                  (i) The Seller owns or has the right to use pursuant to a license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Rollover Business as presently conducted and as presently proposed to be conducted. Each such item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Rollover Business.

                  (ii) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller have never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and its directors and officers (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

                  (iii) Section 3(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission that the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with the Rollover Business or any other business. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule:

                           (A)      the Seller possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B)      the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;



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                           (C)      no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D)      the Seller has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 3(m)(iv) of the Disclosure Schedule;

                           (A)      the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B)      the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2, above);

                           (C)      no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D)      no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                           (E)      with respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                           (F)      the underlying item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (G)      no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (H)      the Seller has not granted any sublicense
or similar right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Knowledge of any of the Shareholders, or any director or officer (or employee with responsibility for Intellectual Property matters) of the Seller, the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Rollover Business as presently conducted and as presently proposed to be conducted.

         (n) Contracts. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party (hereinafter referred to as "Material Contracts"):

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

                  (ii) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property in excess of $25,000, or as to cattle contracts involving 500 head or more, or for the furnishing or receipt of services in excess of $10,000 (except to the extent that such agreement or contract is entered into solely in connection with the Long-Term Business);

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (vii)    any collective bargaining agreement;

                  (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

                  (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (x) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, or results of operations of Seller; or

                  (xi) any other agreement the performance of which involves consideration in excess of $100,000.

The Seller has delivered to the Purchaser a copy of each written agreement listed in Section 3(n) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

         (o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

         (p) Insurance. Section 3(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (iii)    the policy number and the period of coverage;

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects;
(B) neither the Seller nor, to the Knowledge of Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to the Knowledge of Seller, no party to the policy has repudiated any provision thereof. Section 3(p) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

         (q) Litigation. Section 3(q) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or, to the Knowledge of any of the Shareholders of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         (r) Employees. To the Knowledge of any of the Shareholders of the Seller, no executive, key employee, or significant group of employees plans to terminate employment with the Seller during the next 12 months. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since the date it was incorporated. The Seller has not committed any unfair labor practice. None of the Shareholders has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

         (s) Employee Benefits. Neither the Seller nor any ERISA Affiliate maintains, has ever maintained, contributes, has ever contributed, has the obligation to contribute, or has ever had the obligation to contribute to any Employee Benefit Plan.

         (t) Guaranties. The Seller is not a guarantor nor otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

         (u)      Environmental, Health, and Safety Matters.

                  (i) Each of the Seller and its respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, each of the Seller and its respective Affiliates, has obtained, has complied, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Rollover Business; a list of all such permits, licenses and other authorizations is set forth in Section 3(u)(ii) of the Disclosure Schedule.

                  (iii) Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) Except as set forth in Section 3(u)(iv) of the Disclosure Schedule none of the following exists at any property or facility owned or operated by the Seller: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

         (v) Certain Business Relationships With the Seller. None of the Shareholders has been involved in any material business arrangement or relationship with the Seller within the past 12 months, and none of the Shareholders owns any material asset, tangible or intangible, that is used in the Rollover Business.

         (w) Experience. The Seller and the Shareholders have such Knowledge and experience in financing and business matters that they are capable of evaluating the merits and risks of this investment and of making an informed decision with respect to the purchase of the Sale Shares.

         (x) Investment. The Seller is acquiring the Sale Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Seller understands that at the time of the offer and issuance thereof to it the Sale Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specified exemption from the registration provisions of the Securities Act and state securities laws which depends upon, among other things, the bona fide nature of its investment intent as expressed herein. The Seller (i) has had an opportunity to ask questions of, and receive answers from, appropriate officers of the Purchaser concerning the Purchaser and the terms and conditions of the issuance of the Sale Shares; (ii) specifically acknowledges receipt of a copy of both the Purchaser's registration statement on Form S-1/A, filed on February 3, 2000, and annual report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"); and (iii) has had the opportunity to obtain any additional information which the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained in the documents described in Section (x)(ii).

         (y) Rule 144. The Seller acknowledges that the Sale Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, and understands that such Rule may not become available for resale of the Sale Shares.

         (z) Disclosure. No covenant, representation or warranty of the Seller or any Shareholder contained in this Agreement, the Disclosure Schedule, or any other documents or instrument delivered or to be delivered by or on behalf of the Seller or Shareholders to the Purchaser or any of the Purchaser's representatives, including auditors or counsel, in connection with this Agreement or any of the transactions contemplated hereby, contains or will contain any untrue material statement or a material fact or omits any material fact necessary to make the statements contained herein or therein not false or misleading.

          ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser warrants and represents to the Seller that each of the statements contained in this Article 4 is true and correct, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this
Article 4. The Seller's obligation to close under this Agreement is conditioned and contingent upon the representations and warranties contained in this
Article 4 being true and correct as of the Closing Date.

         (a) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; on the Closing Date; Purchaser will have full power and authority to carry on and conduct the Rollover Business and to own, use, possess and purchase the Purchased Assets.

         (b) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the execution and delivery of this Agreement to the Seller and the carrying out of the provisions hereof, have been duly authorized by all necessary action of the Purchaser and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and similar laws of general application relating to, or affecting, creditors' rights and to general equitable principles.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject. To the Knowledge of Purchaser, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the

Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2, above); PROVIDED, that certain disclosures filings may need to be made with the Securities and Exchange Commission (e.g., Form D and Form 8-K).

         (d) Broker's Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Events Subsequent to the Filing of the Form 10-K. Since the filing of the Form 10-K, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Purchaser.

         (f) Undisclosed Liabilities. To the Knowledge of Purchaser, it has no liabilities or obligations whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Purchaser giving rise to any such liability or obligation, except for (i) liabilities disclosed in the Form 10-K, (ii) liabilities that have arisen after the filing of the Form 10-K in the Ordinary Course of Business (iii) routine liabilities, (iv) and liabilities covered by insurance.

         (g) Legal Compliance. To the Knowledge of Purchaser, it has complied with all applicable laws (including, without limitation, all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Purchaser alleging any failure so to comply.

         (h) Tax Matters.

             (i) The Purchaser has filed all Income Tax Returns and Sales Tax Returns that it has been required to file, except where the failure to do so would not have a materially adverse effect on the transactions contemplated herein. All such Income Tax Returns and Sales Tax Returns were correct and complete in all material respects. All Income and Sales Taxes owed by the Purchaser (as shown on its Income Tax Returns or Sales Tax Returns) have been paid. No claim has ever been received by Seller from an authority in a jurisdiction where the Purchaser does not file an Income Tax Return or Sales Tax Return that it is or may be subject to taxation by that jurisdiction. There are no material Security Interests on any of the assets of the Purchaser that arose in connection with any failure (or alleged failure) to pay any Income or Sales Tax.

             (ii) The Purchaser has withheld and paid all Income and Sales Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (iii) There is no dispute or claim concerning any Income Tax or Sales Tax liability of the Purchaser, which claim, if successful, would have a material adverse effect on the transactions contemplated herein, either (A) claimed or raised by any authority in writing or (B) as to which any of Purchaser has Knowledge based upon personal contact with any agent of such authority.

             (iv) The Purchaser has not waived any statute of limitations in respect of Income Taxes or Sales Taxes or agreed to any extension of time with respect to an Income Tax or Sales Tax assessment or deficiency.

         (i) Litigation. The Purchaser (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is not a party or, to the Knowledge of Purchaser, is not threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, except: (A) as disclosed in the Form 10-K, (B) for litigation that has arisen after the filing of the Form 10-K in the Ordinary Course of Business (C) routine litigation, and (D) litigation that will not have a materially adverse effect on the transactions contemplated herein in the event such litigation is not disclosed by the Purchaser hereunder.

         (j) Environmental, Health, and Safety Matters.

             (i) Except as set forth in the Form 10-K, each of the Purchaser and its respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

             (ii) Without limiting the generality of the foregoing, Purchaser and its respective Affiliates, has obtained, has complied, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Rollover Business.

             (iii) Purchaser has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

             (iv) Except as set forth in the Form 10-K, to the Knowledge of Purchaser none of the following exists at any property or facility owned or operated by the Purchaser: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

             (v) Purchaser has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

             (vi) Purchaser does not have any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                 ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the Seller shall have procured all of the material third party consents necessary in order to consummate the transactions described herein;

             (ii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (have a material adverse effect on the right of the Purchaser to own the Purchased Assets and operate the Rollover Business;

             (iii) the Purchaser shall have received all material authorizations, consents, and approvals of governments and governmental agencies necessary in order to consummate the transactions described herein;

             (iv) an opinion of legal counsel for the Seller and the Shareholders in substantially the form set forth in Exhibit G attached hereto;

             (v) all actions to be taken by the Seller and the Shareholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser; and

             (vi) the Purchaser, acting in good faith, shall be reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence, including, without limitation, its review or evaluation of any matter addressed in any section of the Disclosure Schedule regarding the Company.

The Purchaser may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (iii) the Purchaser shall have procured all of the material third party consents necessary, if any, in order to consummate the transactions described herein;

             (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (C) have a material adverse effect on the right of the Purchaser to own the Purchased Assets and operate the Rollover Business.

             (v) the Seller shall have received all material authorizations, consents, and approvals of governments and governmental agencies necessary, if any, in order to consummate the transactions described herein;

             (vi) an opinion of legal counsel for the Purchasers in substantially the form set forth in Exhibit G attached hereto; and

             (vii) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller and the Shareholders may waive any condition specified in this
Section 5(b) if it executes a writing so stating at or prior to the Closing.

 ARTICLE 6 - TRADE SECRETS; CONFIDENTIAL AND PROPRIETARY INFORMATION COVENANTS;
               NONCOMPETITION; NONSOLICITATION; AND NONDISCLOSURE

         (a) Trade Secrets, Confidential and Proprietary Information Covenants.

             (i) Seller and Shareholders expressly acknowledge that the Rollover Business involves trade secrets, confidential and proprietary information and personal relationships with customers, and that the success of the Rollover Business is due in large part to the exclusive retention of such trade secrets, confidential and proprietary information and the undisturbed continuation of such personal relationships with customers.

             (ii) Seller and Shareholders agree and acknowledge that all information pertaining to the Rollover Business's personnel, finances, facilities, and customers constitute trade secrets, and valuable confidential and proprietary information that the Seller and Shareholders will sell to the Purchaser and allow Purchaser to use such information, pursuant to this Agreement and in which, thereafter, the Purchaser will have a proprietary interest (collectively the "Confidential Information"). The Seller and Shareholders recognize that the Confidential Information is not readily available to the public and is information from which the Purchaser will derive an independent economic value from not being known and that the information is subject to efforts that are reasonable to maintain its secrecy. The failure to mark any documents, reports, data or information "confidential" shall not affect the confidential nature of the material.

             (iii) The Seller and Shareholders expressly covenant and agree that neither the Seller nor the Shareholders shall at any time, directly or indirectly, reveal, divulge, disclose, disseminate, fax, transmit, publish or communicate to any person, firm, or corporation, or other entity, other than to employees of the Purchaser, or copy or utilize, for their own benefit (except solely as contemplated under the Supply and Support Agreement) or for the benefit of others, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the Rollover Business or customers of the Rollover Business without the express prior written consent of the Purchaser, nor will any of the Seller or the Shareholders make use of such Confidential Information for any of such Parties' personal benefit at any time other than in connection with such Parties carrying out their responsibilities under this Agreement (or under the Supply and Support Agreement). The prohibition provided in this Section 6(a)(iii) is effective during the period beginning on the Closing Date and shall continue indefinitely.

             (iv) All Confidential Information shall become property of the Purchaser on and after the Closing Date. Not later than the Closing Date, the Seller and the Shareholders shall surrender to the Purchaser all documents, records, computer programs or disks, and similar repositories of or containing Confidential Information, including, but not limited to, all lists (including, without limitation, customer lists), charts, schedules, reports, financial statements, books, records and tangible evidence of any type which relate in any way to the Rollover Business, and all copies thereof, to the Purchaser.

         (b) Noncompetition. Each of the Seller and Shareholders covenant and agree that from the date of Closing until that date which is five (5) years therefrom (the "Covenant Period") they will not, directly or indirectly, engage or otherwise be involved in, or own, or otherwise receive any monetary benefits from or in connection with the Rollover Business, or any other transaction, business or activity in the cattle or livestock industry other than the Long-Term Business, with all such activities (other than the Long-Term Business) collectively referred to herein as the "Prohibited Business"), or accept employment with, or otherwise agree to provide any services to any Prohibited Business anywhere within the United States or on or through the World Wide Web portion of the Internet, and will not solicit or attempt to solicit, divert, or obtain any Prohibited Business from any of the Seller's or the Purchaser's customers existing as of the Closing, without the express written permission of the Purchaser, which permission may be given or withheld in Purchaser's sole discretion.

         (c) Nonsolicitation. Each of the Seller and Shareholders covenant and agree that during the Covenant Period, they will not, without the express prior written permission of the Purchaser, either directly or indirectly, on their own behalf or in the service of others, solicit, divert, service, accept or hire or attempt to solicit, divert, service, accept, entice or hire to any competing business or induce to terminate employment with the Purchaser any person that was employed by the Seller immediately before the Closing Date, whether or not such employee is a full-time employee or a temporary employee of the Purchaser and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or at will.

         (d) Nondisclosure. The Seller and Shareholders covenant and agree that they shall not disclose or disseminate any of the business methods and procedures of the Rollover Business, nor the list of any of the Rollover Business's customers, directly or indirectly, in any manner whatsoever, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.

         (e) Provisions Applicable to Above Covenants and Agreements. The following apply to the covenants and agreements contained above in Sections 6(a) through 6(d):

             (i) If any Seller or Shareholder seeks employment with any Prohibited Business, such Seller and/or Shareholder will notify such Prohibited Business of the terms of this Agreement and specifically the covenants contained in this Article 6, and each Seller further agrees that the Purchaser may notify the Prohibited Business by whom such Seller may become employed of the existence of this Agreement.

             (ii) The Seller and the Shareholders acknowledge and agree that the covenants and agreements contained in this Article 6 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Confidential Information and the legitimate business interests of the Purchaser; that irreparable harm, loss and damage, which cannot be remedied in damages in an action at law, will be suffered by the Purchaser should any Seller or Shareholder breach any of the covenants and agreements contained in this Article 6; that a breach of any such covenant and agreement may constitute an infringement of the Purchaser's rights in and to the Rollover Business's trade secrets; that each of such covenants or agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any other such covenant or agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement; and that, in addition to other rights and remedies available to it as a matter of law or equity, the Purchaser shall be entitled to an immediate temporary injunction and also to a permanent injunction to prevent a breach or contemplated breach by any of the Seller or the Shareholders of any of such covenants or agreements.

             (iii) Seller and Shareholders have each carefully read and considered the terms and provisions of this Article 6 and, having done so, agree that the restrictions set forth herein are fair and reasonable and are reasonably necessary for the protection of the Confidential Information and the legitimate business interests of the Purchaser, including the Purchaser's goodwill and substantial relationships with clients and customers. It is the belief of the Parties that the best protection that can be given to the Purchaser that does not infringe on the rights of any of the Seller and Shareholders to conduct the Long Term Business and any unrelated business, is to provide for restrictions described above. In the event any of said restrictions are to be held unenforceable as over broad, overlong, not reasonably necessary to protect the legitimate business interests of the Purchaser, or for any other reason, the Parties agree that the court shall modify such restriction and grant the relief necessary to protect such interests. As so modified, such restriction shall be as fully enforceable as if it had been set forth herein by the Parties. It is the intent of the Parties that the court in so establishing substitute restrictions, recognize that the Parties hereto desire that the aforedescribed restrictions be imposed and maintained to the maximum lawful extent.

             (iv) No Seller or Shareholder shall assert as a defense that the Purchaser has no (or insufficient) legitimate business interests to support the covenants and agreements contained in this Article 6, and no Seller or Shareholder shall assert as a defense that the Purchaser has an adequate remedy at law or that the harm to the Purchaser is not irreparable.

             (v) The Seller and Shareholders agree the covenants and agreements shall be fully enforceable against them. The covenants and agreements set out in this Article 6 shall survive either or both of the Closing and/or the termination of this Agreement.


                     ARTICLE 7 - SELLER'S CURRENT EMPLOYEES

         (a) Employment Agreements. On or before the Closing Date, and as a condition to the Closing, each of the Shareholders shall enter into the Supply and Support Agreement and an Employment Agreement with Purchaser (or Purchaser's Affiliate). Each of the Shareholders hereby expressly acknowledges to Purchaser that: (i) his execution and delivery of, and faithful performance under, such agreements are a material and substantial inducement and primary condition for the Purchaser's execution and delivery of this Agreement, (ii) he hereby represents and warrants to the Purchaser that he currently intends to, and he shall, faithfully and diligently perform his duties and obligations under the Employment Agreement and the Supply and Support Agreement pursuant to and in accordance with the terms and conditions thereof, and (iii) but for the Purchaser's reasonable expectation of the occurrence of such performance based upon his express representation contained in subsection 7(a)(ii) above, the Purchaser would not have entered into this Agreement or otherwise agreed to Close the transactions contemplated herein and hereunder.

         (b) Other Employment Matters. Seller acknowledges that the Purchaser is not required under the terms of this Agreement to offer employment to any employees or independent contractors currently working for the Seller other than Gibson and those employees designated on the Disclosure Schedule. Section 7 to the Disclosure Schedule attached hereto discloses to the Purchaser the complete and accurate list of the name, and any vacation or holiday pay, and any other compensation arrangements or fringe benefits of each current employee of the Seller. Seller agrees to pay all accrued and unpaid wages, bonuses, vacation or leave time, sick pay, holiday pay, and all federal and state FICA, withholding taxes, unemployment taxes and workers' compensation insurance premiums with respect to the Seller's employees through the Closing Date, including any worker's compensation, unemployment compensation, or other premiums that occur or are charged to the Seller after the Closing Date for periods before the Closing Date.

             It is understood by Purchaser that, after the Closing, and so long as Gibson is employed by the Purchaser as the manager of the Rollover Business pursuant to the Employment Agreement, he shall have the authority, after consulting with the Purchaser's President or other designated executive officer (with regard to compliance with any and all applicable labor and employment laws and with the Purchaser's existing employment policies and procedures) to hire and fire employees in the ordinary course of business. Purchaser agrees to be responsible for the payment of all federal and state FICA, withholding taxes, unemployment taxes and worker's compensation insurance premiums with respect to employees hired by the Purchaser, if any, after the date of hire. The Purchaser will not adopt or assume at the Closing any of the Employee Benefit Plans that the Seller maintains or any trust, insurance contract, annuity contract, or other funding arrangement that the Seller has established with respect thereto.

             Seller shall notify all employees in writing of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and that are required to be given, collected, or otherwise performed as a result of the Closing.

                    ARTICLE 8 - SURVIVAL AND INDEMNIFICATION

         (a) Survival. All representations, covenants, warranties, indemnifications and obligations contained in this Agreement or in any certificate, document or statement delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years after the Closing (or, to the extent a longer period of time is expressly provided for herein or therein (e.g., the duration of the restrictive covenants), for such longer period as herein or therein so provided).

         (b) Indemnification. Each of Seller and the Shareholders hereby agrees to indemnify, defend and hold harmless the Purchaser or the Purchaser's successors or assigns for all losses, damages, liabilities and claims, and all fees, costs and expenses of any kind related to, including and without limitation, any and all attorneys' fees arising out of, based upon or resulting from any individual Seller or Shareholder's breach of, or failure to perform, the covenants, obligations, representations and warranties contained or made by Seller or Shareholders in this Agreement. The indemnification provisions of this Agreement shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies for the breach of this Agreement or with respect to any misrepresentation or any breach of warranty by Seller or any Shareholder. The Purchaser shall have the right to set off any monies owed by the Purchaser to the Seller against any and all claims the Purchaser may have against any Seller or Shareholder or monies owed by the Purchaser to Seller or any Shareholder.

         (c) Purchaser Indemnification. Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and each Shareholder and their respective successors, assigns or heirs for all losses, damages, liabilities and claims, and all fees, costs and expenses of any kind related to, including and without limitation, any and all attorneys' fees arising out of, based upon or resulting from a breach of, or failure to perform, the covenants, obligations, representations and warranties contained or made by purchaser pursuant to this Agreement. The indemnification provisions of this Agreement shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies for the breach of this Agreement or with respect to any misrepresentation or any breach of warranty by Purchaser.

         (d) Limitation. Notwithstanding the foregoing indemnification provisions of this Article 8, the indemnification obligations of the parties shall be subject to the following limitations:

             (i) No indemnification shall be made pursuant to this Article 8 until the total indemnifiable damages for which the indemnifying party would be liable exceeds $250,000, in which event the indemnifying party shall indemnify to the full amount of such damages subject to the other provisions of this
Article 8.

             (ii) No indemnification shall be made pursuant to this Article 8 with respect to any single claim unless and only to the extent such claim exceeds $25,000.

             (iii) No indemnification shall be made pursuant to this Article 8 to the extent indemnifiable damages to be paid by the indemnifying party exceed the total value of the stock portion of the purchase price.

             (iv) An indemnifying party shall be obligated to indemnify an indemnified party pursuant to this Article 8 only for those indemnifiable damages as to which the indemnified party has given the indemnifying party written notice thereof within two (2) years after the Closing Date.

             (v) In the event insurance coverage maintained by any of the indemnifying parties prior to closing is available with respect to any claim, the indemnified party shall first seek recovery of indemnifiable damages from such insurance coverage before pursuing recovery from the indemnifying parties. To the extent recovery is obtained from insurance coverage, no duplicate recovery shall be permitted.

             (vi) The indemnifying party shall be afforded a reasonable opportunity to collect, settle or mitigate any claim following receipt of notice of the claim from the indemnified party, provided that the indemnifying party acknowledges that the claim is subject to indemnification hereunder.

                            ARTICLE 9 - TAX MATTERS

         The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain tax matters following the Closing Date:

         (a) Each of Seller and Shareholders shall cooperate fully, as and to the extent requested by the Purchaser, in connection with the filing of tax returns pursuant to this Article 9 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees
(i) to retain all books and records with respect to tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Seller shall allow the other party to take possession of such books and records.

         (b) Seller further agrees, upon request, to use its best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                     ARTICLE 10 - TERMINATION OF AGREEMENT

         Certain of the Parties may terminate this Agreement as provided below:

         (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred within sixty (60) days of the Contract Date, by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

         (c) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of ten
(10) days after the notice of breach.


                           ARTICLE 11 - MISCELLANEOUS

         (a) Books and Records; Inspection; Reporting. The Seller shall in good faith use its best efforts to keep and maintain, or cause to be maintained, complete and accurate books, records and accounts of their individual and combined total cattle inventory that is listed on the Purchaser's online cattle marketplace or otherwise available for sale (on a cumulative basis) during any rolling ninety (90) day period commencing on or after the Closing Date and ending on or before the date that is one (1) year after the Closing Date. Such books, records and accounts shall be kept at all times at the principal offices of the Seller. The Purchaser and its duly authorized representatives shall have the right to examine such books, records and accounts at any and all reasonable times and to make copies or extracts therefrom, at Purchaser's expense. The Seller shall provide to the Purchaser bi-weekly statements beginning on the date that is two weeks from the Closing Date reflecting such information as is necessary to allow the Purchaser to determine whether the Seller has satisfied the condition described in Section 2(b)(iii)(A) and such other information as is requested by the Purchaser from time to time.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party, and both the content and the timing of such release(s) shall be subject to joint approval of the Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the agreements referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                      Eastern Livestock, Inc.
                                                1065 East Main Street
                                                Louisville, Kentucky 40206
                                                Attn: Tommy Gibson, President

         If to the Shareholders:                Thomas P. Gibson
                                                7892 Tandy Road
                                                Janesville, Indiana 47136

         With a copy to:                       Middleton & Reutlinger
                                               2500 Brown & Williamson Tower
                                               401 South Fourth Avenue
                                               Louisville, Kentucky 40202
                                               Attn: James N. Williams, Esq.

         If to the Purchaser:                  eMerge Interactive, Inc.
                                               10315 102nd Terrace
                                               Sebastian, Florida 32958
                                               Attn: Scott Matthews, President

         Copy to:                              Gray, Harris & Robinson, P.A.
                                               201 E. Pine St., Suite 1200
                                               Orlando, Florida 32801
                                               Attn: Michael E. Neukamm, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Kentucky without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Kentucky.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser, the Seller and each Shareholder. The Seller, with the prior authorization of its board of directors, and the Shareholders, together, may consent to any such amendment at any time prior to the Closing. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Purchaser, the Seller and the Shareholders will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including, without limitation, the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

         (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Jefferson County, Kentucky, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement for the Purchase and Sale of Assets on the date first above written.


                                            SELLER:

                                            EASTERN LIVESTOCK CO., INC., a
                                            KENTUCKY CORPORATION



                                            By: /s/ Thomas P. Gibson
                                               --------------------------------
                                               Thomas P. Gibson, President


                                            SHAREHOLDERS:

                                            /s/ Thomas P. Gibson
                                            -----------------------------------
                                            Thomas P. Gibson, Individually

                                            /s/ John S. Gibson
                                            -----------------------------------
                                            John S. Gibson, Individually


                                            PURCHASER:

                                            eMERGE INTERACTIVE, INC., a
                                            DELAWARE CORPORATION



                                            By: /s/ T. Michael Janney
                                               --------------------------------
                                               T. Michael Janney, CFO

LIST OF EXHIBITS:

A        Assignment and Assumption Agreement

B        Bill of Sale

C        Supply and Support Agreement

D        Seller Financial Statements

E        [Intentionally Left Blank]

F        Employment Contract

G        Form Legal Opinions

H        Registration Rights and Restricted Stock Agreement

I        Office Sharing Agreement

J        Cattle Purchase Contract Agreement